Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statements (No. 333-170857 and No. 333-246231) on Form S-8 of Griffin Industrial Realty, Inc. of our reports dated February 13, 2020, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Griffin Industrial Realty, Inc., appearing in the Annual Report on Form 10-K of Griffin Industrial Realty, Inc. for the year ended November 30, 2019.

/s/ RSM US LLP

New Haven, Connecticut

December 30, 2020